EXHIBIT 99.1

Investor News Release
Celanese Corporation Investor Relations 1601 West LBJ Freeway Dallas, Texas 75234-6034
Mark Oberle Phone: +1 972 443 4464 Fax: +1 972 443 8519 mark.oberle@celanese.com Web site: www.celanese.com

Chinh E. Chu Resigns from Celanese Board of Directors

DALLAS, March 24, 2008 --- Celanese Corporation (NYSE: CE), a global, integrated chemical company, today announced that Chinh E. Chu, senior managing director, The Blackstone Group L.P., will resign from the board of directors effective April 24, 2008, the date of the company’s annual meeting of shareholders.

Chu has been a member of the Celanese board of directors since November 2004 and served as chairman of the board from December 2004 until February 2007.  The Blackstone Group exited its ownership position of the company in May 2007.

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As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia.  Net sales totaled $6.4 billion in 2007, with approximately 70% generated outside of North America.  Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies.  Based in Dallas, Texas, the company employs approximately 8,400 employees worldwide. For more information on Celanese Corporation, please visit the company's website at www.celanese.com.